SECURITIES AND EXCHANGE
                                   COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         CHEQUEMATE INTERNATIONAL, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

     Utah                                                 76-0279816
     ----                                                 ----------
    (State or other jurisdiction                         (I.R.S. Employer
     or incorporation)                                    Identification No.)


57 West 200 South, Suite 350, Salt Lake City, Utah           84101
--------------------------------------------------           -----
(Address of principal executive offices)                  (Zip Code)

                     Chequemate-1998 Compensation Contracts
                     --------------------------------------
                            (Full Title of the Plan)

                        Bruce L. Dibb, Corporate Counsel,
                 311 S. State Suite 380 Salt Lake City, UT 84111
                 -----------------------------------------------
                     (Name and address of agent for service)

                                 (801) 531-6600
                                 --------------
         (Telephone Number, including area code, of agent for services)

                         Calculation of Registration Fee
--------------------------------------------------------------------------------------------------------------------
Title of                  Amount to be          Proposed                     Proposed                Amount of
Securities to be          registered            maximum offering             maximum                 Registration
registered                                      price per unit               aggregate               Fee
                                                                             offering price
--------------------------------------------------------------------------------------------------------------------
Common Stock              34,869                $2.25                        $78,456.00              $23.15
--------------------------------------------------------------------------------------------------------------------

                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

                            ITEM 1. PLAN INFORMATION


         The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission ("SEC") as part of the S-8 Registration Statement. Information required to be given to Plan Participants is separately delivered in accordance with the requirements of regulation S-8 and is not included or set out under this item. The written compensation contracts ("plans") simply provide for the registration of officer/consultant shares as acquired under consulting agreements.

      ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.


         Registrant undertakes to give to the plan participant any and all required information under the plans. Since the plans are not qualified and do not involve any participation other than payment of consideration for consulting services, it is not anticipated that any specific information will be required to be given to plan participants other than a copy of the consulting agreements and the prospectus. Registrant does undertake to keep the Prospectus material current and to deliver such Prospectus to any plan participant.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant in completing the registration of shares pursuant to this Form S-8 Registration Statement represents that it is incorporating by this reference and has delivered to all participants the following documents. Copies of these documents are not required to be appended hereto, and are not appended or submitted with this Registration Form:

         1. Registrant's latest annual report, including the Form 10-KSB annual report filed pursuant to ss.15(d) of the Exchange Act.

         2. All other reports filed by the Registrant during the last fiscal year under ss.15(d) of the Exchange Act.

         3. A copy of the Prospectus materials required by Part I of this Registration Statement, including the consulting agreements.

         4. All documents subsequently filed by the Company pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all such securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                        ITEM 4. DESCRIPTION OF SECURITIES

         The total number of securities offered under the consulting agreements are Thirty Four Thousand Eight Hundred Sixty Nine (34,869) shares, all of which are common stock of the Registrant. The Company has only one class of common stock; 500,000,000 shares authorized at $0.0001 par value. Each share of common stock is entitled to one vote per share. There are no cumulative voting rights. The holders of ten percent (10%) of the issued and outstanding shares may call a special meeting of the stockholders, and a majority of all issued and outstanding shares shall constitute a quorum for conducting business. The majority of shares present, in any regular or special meeting where a quorum is present, may vote in favor of or against any item of business or election, and shall constitute a majority approval or disapproval of matters voted upon at any such meeting. There are no dividend rights attached to the shares. The Company presently does not pay any dividends and has no foreseeable plan to pay dividends. The shares are not subject to any outstanding conversion rights, sinking fund, or redemption provisions. There are no special preemptive rights or rights upon liquidation, other than the normal rights and priorities which would attach to shares in liquidation pursuant to Utah State Law. The shares are not subject to call, liability or assessment.

                 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        None of the experts retained by the Company in the preparation of this Registration Statement (including retained legal counselors and independent auditors of the Company) are acquiring any interest or rights in the Registrant or its stock based upon the exercise of any option rights or upon a contingent basis related to this Registration or otherwise, and have been paid directly by the Company pursuant to their regular and customary hourly fee agreements.

               ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Officers and directors of the Registrant, Chequemate International, Inc., are subject to indemnification for ordinary and customary acts taken on behalf of the corporation to the maximum extent permitted under Utah law. In essential terms this provides that any errors of judgement, or act or omission not resulting from gross abuse or misfeasance are to be fully indemnified by the Company. Utah law also provides immunity from suit to officers and directors for acts or transactions completed by them in the normal and customary course of the business and when they are free of any adverse interest.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         No securities being issued pursuant to this Registration Statement are being reoffered or resold through the registration. All securities offered hereunder are originally issued by the Company. Shares received pursuant to the consulting agreement are believed to be registered pursuant to the provisions of this Form S-8 registration.

                                ITEM 8. EXHIBITS.

         Attached hereto and incorporated by this reference is the opinion of counsel as to legality of shares issued.

                              ITEM 9. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made pursuant to this registration, a post-effective amendment to this Registration Statement:

         (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or of any material change to such information in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on May_____ , 1998.

                                                  CHEQUEMATE INTERNATIONAL, INC.


                                                  By____________________________
                                                  Its: Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


-----------------                     ---------------
Blaine Harris                         Robert Warfield
Chairman and CEO                      Director

Dated                                 Dated
     ----------                            ----------


-----------------                     ---------------
Harold P. Glick                       John V. Garrett
Director                              Chief Financial Officer

Dated                                 Dated
     ----------                            ----------

-----------------
Chuck Coonradt
Director

Dated
     ----------

S-8-1998.491

                                  July 30, 1998

Chequemate International
57 West 200 South, Suite 350
Salt Lake City, Utah 84101


                  Re: Issuance of Chequemate International Shares Pursuant to Stock Options

To Whom It May Concern:

                  We have acted as counsel for Chequemate International, Inc., a Utah corporation (the "Company") in conjunction with the preparation of a Form S-8 Registration Statement (the Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 34,869 shares of the Company's common stock, $0.0001 par value (the "Common Stock"), to be potentially issued pursuant to consulting agreements. For the purpose of the Form S-8 registration, the consulting agreements are referred to as the "Plans".

         We have examined: (i) the Plans; (ii) the Form S-8 Registration Statement; (iii) the Company's Prospectus pursuant to the Form S-8 Registration;
(iv) resolutions of the Company's Board of Directors  relating to the Plans; and
(v) such other documents and records as we have deemed necessary to enable us to render this option.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Utah.

         2. The Common Stock, when issued and paid for in the manner set forth in the Plans, will be validly issued, fully paid and nonassessable, and no personal liability will attach to the ownership thereof.

Chequemate International
June 18, 1997
Page 2

         We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.


                                   Sincerely,
                                   Bruce L. Dibb, P.C.

                                   /s/  Bruce L. Dibb
                                   ------------------
                                   Bruce L. Dibb



BLD/jw